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                              BNY WESTERN TRUST COMPANY
                                   A SUBSIDIARY OF
                          THE BANK OF NEW YORK COMPANY, INC.

                                    July 15, 1997

Mr. Steven G. Wine
Director of Mutual Fund Administration
Westcore Funds
1225 17th Street 26th Floor
Denver, CO  80202

RE: Custody Agreement(s) dated as of January 22, 1997 between Westcore Trust and Wells Fargo as original custodian named therein or acting as successor in interest Account number(s) 0101772600, 0101772601, 0101773000,
    0101773100, 0101773200, 0101773300, 0101779500, 0101780600, 7726009-900,
    7730009-900, 7731009-900, 7732009-900, 7733009-900, 7795009-900

Dear Mr. Wine:

As you are aware, BNY Western Trust Company, a wholly owned subsidiary of The Bank of New York Company, Inc., has agreed to purchase the Custody business from Wells Fargo. With your consent, we will become successor Custodian and The Bank of New York, our affiliate, will be appointed by us to provide subcustody and related services.

We are presently working with Wells Fargo to effect the smooth transition of your assets. We ask that you sign the enclosed copy of this letter indicating your consent to the assignment of your Custody Agreement to BNY Western Trust Company. Once we are in receipt of this signed consent, we will contact you to determine a mutually agreeable date for the transfer of the assets. Once transferred, BNY Western Trust Company will assume responsibility for providing all services to you under the Custody Agreement.

Attached you will find some additional information about BNY Western Trust Company. If you have any questions regarding the transfer, please call Mona Milana at (213) 630-6336. We look forward to having the opportunity to provide you with the attention and quality service that has established us as an industry leader in the securities processing business.

                                  Very truly yours,


                                  /s/ C. Rodney Cooper
                                  C. Rodney Cooper
                                  Chairman and CEO


CONSENT AND AGREEMENT TO YOUR APPOINTMENT
AS SUCCESSOR CUSTODIAN AND THE ASSIGNMENT TO YOU
OF THE CUSTODY AGREEMENT

By:/s/ Jasper R. Frontz
   --------------------
    Name:  Jasper R. Frontz
    Title: Treasurer
    Date:  8/13/97